Exhibit 10.43

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) is entered into by and between ITT Educational Services, Inc. (“ITT”) and Omer E. Waddles (“Waddles”).

WHEREAS, Waddles and ITT have discussed Waddles’ resignation from his employment with ITT and have reached an agreement regarding the terms and conditions thereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, ITT and Waddles hereby agree as follows:

1.               Definitions.  Specific terms used in this Agreement have the following meanings:  (a) ”Waddles” means Omer E. Waddles, and anyone who has or obtains any legal right or claims through him; and (b) ”ITT” means ITT Educational Services, Inc., all of its past and present officers, directors, employees, trustees, agents, related corporations, parent, affiliates, principals, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by the aforesaid entities, and each of them, and each entity’s subsidiaries, predecessors, successors and assigns, and all other entities, persons, firms or corporations liable or who might be claimed to be liable, none of whom admit any liability to Waddles, but all of whom expressly deny any such liability.

2.               Claims Released by Waddles.  The claims released by Waddles (“Waddles’ Claims”) include all of his rights to any relief of any kind from ITT, including, without limitation, all claims he has now, whether or not he now knows about the claims, including, but not limited to: (a) all claims arising directly or indirectly out of or relating to his employment relationship with ITT, or Waddles’ resignation or the termination of said employment relationship, including, but not limited to, any claims arising under the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act (“ADEA”); the Employee Retirement Income Security Act; the Older Worker Benefits Protection Act (“OWBPA”); the Family and Medical Leave Act; the Americans with Disabilities Act; Indiana Civil Rights Law; all such laws as amended; and/or any other federal, state or local law; (b) all claims under any principle of common law or equity, including but not limited to, claims for alleged unpaid wages, bonus, other compensation or severance or separation pay (other than as specifically set forth in this Agreement); any tort; breach of contract; and any claim under any severance benefit plan; and (c) all claims for any type of relief from ITT, and all claims for costs and attorneys’ fees.  However, Waddles’ Claims do not include any rights or claims under the ADEA or OWBPA which may arise after the Effective Date of this Agreement (the “Effective Date” is that date occurring seven (7) calendar days after Waddles signs this Agreement, on the condition that this Agreement is not revoked by him within such seven (7) calendar day period, as described below). Notwithstanding the above, the parties agree that nothing in this Agreement shall be interpreted as prohibiting Waddles from rights he may have under ITT’s 401(k) plan or its pension plan. Waddles agrees that his rights under the aforementioned statutes and any other federal, state, or local law are effectively waived by this Agreement.

3.               Separation Payment and other Agreements of the Parties.  In exchange and in consideration of Waddles’ agreement to release his claims, fulfill his obligations to ITT, and to undertake other commitments to ITT, as described herein, ITT and Waddles hereby agree as follows:

(a)          on the conditions that ITT determines that Waddles continues to satisfactorily perform all assigned duties and responsibilities and cooperate with ITT in connection with any and all transition matters, ITT shall allow Waddles to maintain his employment with ITT at his current annualized base salary through July 30, 2004;

(b)         on the condition that ITT determines that Waddles continues to satisfactorily perform all assigned duties and responsibilities, Waddles and ITT agree that Waddles’ last day of work at ITT’s office shall be July 16, 2004, and he shall remove all personal belongings from his office on or before that date;

(c)          Waddles’ execution of this Agreement shall constitute his resignation from any officer, director or other position he may have with ITT, effective July 20, 2004;

(d)         Waddles’ execution of this Agreement shall constitute his resignation from ITT’s employ, effective July 30, 2004;

(e)          as of June 10, 2004, Waddles shall not (i) seek, obtain or receive any financial information regarding ITT, (ii) seek, obtain or receive any new material, nonpublic information regarding ITT, (iii) have any authority to approve any compensation or benefit terms or related items or (iv) have any authority to enter into any agreement that may bind ITT in any manner;

(f)            as of June 10, 2004, Waddles shall avoid gaining any knowledge regarding any new material, nonpublic information regarding ITT;

(g)         as of June 10, 2004, Waddles shall not make any independent decision that may affect ITT, and he shall review any matter and decision that may affect ITT with Rene Champagne, Chairman of ITT, prior to making any decision or taking any action that may affect ITT;

(h)         ITT shall prepare employee and public announcements regarding Waddles’ resignation from ITT, Waddles shall make no announcement or statement regarding his resignation from ITT prior to ITT’s issuance of its announcements, Waddles shall make no statement contrary to or in any manner inconsistent with ITT’s announcements prior to or after the issuance of ITT’s announcements, Waddles may respond to any media or any other request for a comment regarding his resignation of his employment with ITT in a manner consistent with ITT’s announcements;

(i)             Waddles shall not exercise any options to purchase any ITT common stock awarded to him (“Stock Options”) prior to July 26, 2004, the last date and time that Waddles shall be eligible to exercise any Stock Options shall be as of the close of the market on July 30, 2004, any Stock Options that Waddles chooses to exercise shall be exercisable in accordance with the terms of the applicable stock option plan, Waddles shall not be permitted to exercise any Stock Options after his employment with ITT terminates, Waddles shall not be permitted to exercise any unvested Stock Options, ITT has advised Waddles that any decision he makes to exercise or not to exercise any Stock Options shall be his and his alone and that any such decision is not and can not be based on any advice or recommendation of ITT, ITT has advised Waddles not to exercise any Stock Options or otherwise trade in any ITT securities if he is in possession of any material, nonpublic information, ITT has advised Waddles that he should consult with his personal legal counsel prior to his exercise of any Stock Options and prior to trading in any ITT securities, and Waddles fully understands the foregoing and the consequences of a failure to comply with applicable SEC and any other governmental and/or securities exchange rules and regulations;

(j)             Waddles shall continue to adhere to all policies and rules established by ITT during his remaining employment with ITT, and he understands that his failure to do so, or his failure to satisfactorily perform his assigned duties and responsibilities, may result in a decision by ITT to terminate his employment;

(k)          during and after his employment with ITT, Waddles shall not (i) make any false, negative or disparaging remarks or comments to any other person and/or entity about ITT or (ii) take any action or make any statement that may be adverse to ITT, in any manner, or which may subject ITT to damage, negative publicity, adverse action or embarrassment in any manner;

(l)             as of June 10, 2004, Waddles shall (i) not incur any expenses on behalf of ITT unless he has the authorization of ITT’s Chairman and (ii) be reimbursed for all such expenses he incurred prior to the date his employment terminates in accordance with the terms of ITT’s expense reimbursement policy;

(m)       on the conditions that Waddles remains employed by ITT through July 30, 2004 and ITT determines that he satisfactorily performed all assigned duties and responsibilities, (i) ITT shall make a separation payment to Waddles in an amount equivalent to five (5) months of Waddles’ annual base salary (less taxes and other required deductions), (ii) ITT shall pay said separation payment in a lump sum as soon as practical after July 30, 2004, (iii) said separation payment shall not be considered to be earnings or compensation entitling Waddles to any ITT contribution for purposes of its 401(k) plan, its pension plan or any other plan and (iv) said separation payment shall not be considered in connection with the calculation of any pension or any other similar payment to be made to Waddles pursuant to ITT’s 401(k) plan, its pension plan or any other plan;

(n)         on the conditions that Waddles remains employed by ITT through July 30, 2004, ITT determines that he satisfactorily performed all assigned duties and responsibilities through that date and Waddles timely applies for and is deemed eligible for COBRA benefits, (i) ITT shall make the monthly COBRA payments that would otherwise be payable by Waddles after July 30, 2004, for a period not to exceed five (5) months, (ii) ITT shall cease making COBRA payments on Waddles’ behalf upon his commencement of other employment if such other employment is commenced prior to the end of such five (5) month period, (iii) Waddles shall immediately advise ITT of such other employment in writing and his anticipated start date (by written notice faxed to ITT’s Human Resources Department, to the attention of Senior Vice President of Human Resources), and (iv) notwithstanding the above, Waddles may decide, on his own, to make COBRA payments to continue coverage under ITT’s health insurance plan, particularly in the event that ITT does not make COBRA payments on his behalf or if it ceases making COBRA payments on his behalf pursuant to this Agreement;

(o)         as a condition of the payment of any separation payment to Waddles, he shall timely, properly, and to the best of his abilities perform all tasks requested of him by ITT, including, without limitation, any tasks requested in order to comply with applicable SEC and other governmental rules and regulations, including, but not limited to, his execution of any required SEC or other governmental reports or documents; and

(p)         as soon as practical after the termination of his employment, and consistent with ITT’s vacation pay policy, Waddles shall receive a payment for all of his unused 2004 vacation as of the date of the termination of his employment.

In consideration of the foregoing, Waddles agrees to give up, release and waive all of Waddles’ Claims against ITT as described above and to perform such other obligations as are contained in this Agreement.  Waddles also agrees to give up, release and waive all other actions, causes of action, claims or demands that he may have against ITT.  Waddles further agrees that he shall not bring any lawsuits against ITT relating to the claims that he has given up, released and waived, nor will Waddles allow any suit to be brought on his behalf.  The commitments of ITT, as described above, constitute full and fair consideration for the release of Waddles’ Claims. Waddles also agrees that in further consideration of the above, he shall provide, during the five (5) month period after his employment with ITT ends, timely and satisfactory assistance in regard to the transition of business matters within his areas of responsibility. After his employment with ITT terminates, Waddles shall also respond in a timely and effective manner to any reasonable questions he may receive from ITT with regard to any matters within his knowledge or areas of responsibility during his employ by ITT.  He further acknowledges that such assistance may be needed with regard to transition or other ongoing matters.  Waddles agrees to fully and timely cooperate with ITT’s requests for such assistance.  In addition, Waddles acknowledges and agrees that in regard to any pending litigation or other legal matters which he may be involved in currently or in the future as a result of or arising out of his employment with ITT, he shall fully cooperate with ITT and he shall not take any action that might subject ITT to financial harm or embarrassment.  Even though ITT shall provide consideration to Waddles under this Agreement, ITT does not admit that it is responsible or legally obligated to him, and ITT denies that it is responsible or legally obligated to him for any matter or in connection with Waddles’ Claims.

4.               Non-Disparagement/Return of ITT Property.  During and after his employment with ITT, Waddles shall not make any false, negative or disparaging remarks or comments to any other person and/or entity about ITT. In addition, during and after his employment with ITT, Waddles shall not take any action or make any statements that may be adverse to ITT, in any manner, or which may subject ITT to damage, negative publicity, adverse action or embarrassment in any manner. After Waddles’ employment with ITT terminates, and in response to any request for an employment reference directed by a prospective employer of Waddles to ITT’s Chairman or to its Senior Vice President of Human Resources, the latter individuals, in response to any such employment reference, shall not make any false, negative or disparaging remarks or comments to such prospective employer about Waddles.  Waddles also agrees that, no later than July 16, 2004, he shall return to ITT all of ITT’s property that is in his possession or control.  This property includes, but is not limited to, laptop computer, Blackberry, credit cards (including, but not limited to, a corporate American Express card), telephone cards (including, but not limited to, a Raindance Communications conference call card), pagers, office and other keys, security fob, directories, other computer hardware, computer software, books, documents, memoranda, equipment, supplies, other materials, and all other records relating to ITT in any manner, and any copies thereof.  In regard to the automobile that is leased by ITT and which he drives, Waddles shall, no later than July 16, 2004, make arrangements to take over the lease and all responsibility in regard to said vehicle (without any guaranty by, obligation of, or contingent liability of ITT), including, but not limited to, any and all lease and other payments relating to said vehicle.  In the event Waddles does not make such arrangements by July 16, 2004, he shall return said vehicle to ITT on or before that date.

5.               Consultation with Attorney.  Waddles understands that whether or not he decides to actually consult an attorney is totally up to him.  Waddles understands and acknowledges that ITT has advised him that he should consult with an attorney prior to signing this Agreement, and Waddles has had an adequate opportunity to do so. Waddles’ decision to sign this Agreement was voluntary and made after being given said opportunity.

6.               Confidentiality.  Waddles acknowledges that during his employment with ITT, he was given access to certain trade secrets, and confidential and proprietary information that ITT acquired at great effort and expense. Such information includes, without limitation, confidential information regarding students, employees, business operations and strategies, financial information, internal procedures, forecasts, methods, trade information, trade secrets, software programs, and similar information regarding ITT’s business (collectively referred to as “Confidential Information”).  Waddles agrees that all such Confidential Information is and shall remain the sole and exclusive property of ITT. Waddles agrees that he shall not disclose, or cause any other person or entity to disclose, any Confidential Information to any third party for as long thereafter as such information remains confidential (or as limited by applicable law) and he agrees that he shall not make use of any such Confidential Information for his own purpose or benefit, or for the benefit of any other entity or person.

7.               Violation of Agreement and Severability.  Waddles agrees that if he violates this Agreement by suing or bringing any action against ITT for any of Waddles’ Claims (other than one under the ADEA or OWBPA), or if he violates this Agreement in any other manner, Waddles will pay all costs and expenses of defending or bringing the action or lawsuit incurred by ITT, including but not limited to, reasonable attorneys’ fees, costs, disbursements, awards and judgments.  In addition, if Waddles violates this Agreement by suing or bringing any action against ITT for any of Waddles’ Claims (other than one under the ADEA or OWBPA), Waddles will promptly reimburse to ITT all amounts paid to him and on his behalf by ITT under this Agreement, plus legal interest, and ITT shall be entitled to collect same through legal process or otherwise, from him.  He also understands, and it is his intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or charge or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims, charges, and circumstances.  As to any actions, claims or charges that would not be released because of the revocation, invalidity or unenforceability of this Agreement (other than one under the ADEA or OWBPA), Waddles understands that the return of all payments made to him and on his behalf by ITT under this Agreement, plus legal interest, is a prerequisite to asserting or bringing any such claims, charges or actions. Notwithstanding any other provision of this Agreement, Waddles acknowledges that he has the right to file a charge alleging a violation of the ADEA and/or the OWBPA with any administrative agency and/or to challenge the validity of the waiver and release of any claim he might have under the ADEA without either: (a) repaying to ITT the amounts paid by it to him or on his behalf under this Agreement; or (b) paying to ITT any other monetary amounts (such as attorney’s fees and/or damages).  However, although this Agreement shall not prohibit Waddles from challenging its validity under the OWBPA and/or the ADEA, nothing in this Agreement shall be construed to prohibit ITT from recovering from Waddles its attorney’s fees and/or costs specifically authorized under the ADEA or any other law.  Furthermore, in the event Waddles successfully challenges this Agreement under the OWBPA and prevails on the merits in an ADEA action against ITT, he agrees that the court in such action may determine that ITT is entitled to restitution, recoupment or setoff (hereinafter “reduction”) against any monetary award.  Moreover, he agrees that the reduction in such ADEA action shall not exceed the lesser of:  (a) the amount recovered by him in such action; or (b) the payments made to him and on his behalf under this Agreement.

8.               Period to Consider Agreement.  Waddles understands that he has twenty-one (21) calendar days from the day that he receives this Agreement, not counting the day upon which he received it, to consider whether he wishes to sign this Agreement.  If he signs this Agreement before the end of the twenty-one (21) calendar day period, it will be his personal and voluntary decision to do so.  Waddles also understands that if he does not deliver this Agreement to ITT’s General Counsel within said period of time, it shall be deemed to be withdrawn by ITT.

9.               Waddles’ Right to Revoke Agreement.  Waddles understands that he may revoke this Agreement at any time within seven (7) calendar days after he signs it, not counting the day upon which he signs it.  This Agreement will not become effective or enforceable, unless and until the seven (7) calendar day revocation period has expired without revocation by him.

10.         Procedure to Accept or Revoke Agreement.  To accept the terms of this Agreement, Waddles must deliver the Agreement, after it has been signed and dated by him, to ITT’s General Counsel, by hand or by mail, and it must be received by the General Counsel within the twenty-one (21) calendar day period that Waddles has to consider this Agreement.  To revoke his acceptance, Waddles must deliver a written, signed statement that he revokes his acceptance to ITT by hand or by mail and any such notice of revocation must be received by ITT’s General Counsel and its employment law counsel (Michael A. Blickman, Ice Miller, One American Square, Box 82001, Indianapolis, IN 46282) within seven (7) calendar days after he signs the Agreement.

11.         Waddles’ Representations.  Waddles has read this Agreement carefully and he understands all of its terms.  In agreeing to sign this Agreement, Waddles has not relied on any statements or explanations made by ITT, except as specifically set forth in this Agreement.  Waddles is voluntarily releasing any claims against ITT, and he understands that in consideration of accepting the consideration described above, he may be giving up possible future administrative and/or legal claims.  Waddles also understands and agrees that this Agreement contains all of the agreements between ITT and him relating to the matters included in this Agreement.

12.         Miscellaneous Provisions.  This Agreement and the performance by the parties hereunder shall be construed in accordance with the laws of the State of Indiana, and any action or proceeding that may be brought, arising out of, in connection with, or by reason of this Agreement shall be governed by the laws of Indiana to the exclusion of the law of any forum, regardless of the jurisdiction in which the action or proceeding may be instituted or pending. In addition, the terms and conditions of this Agreement constitute the entire agreement by and between ITT and Waddles, and supersedes and replaces any and all documents, correspondence and/or prior agreements and understandings, oral or written, express or implied, concerning his employment with ITT. No amendment to or modification of this Agreement shall be effective unless the amendment or modification is in writing and signed on behalf of ITT by the Chairman thereof and by Waddles.  The parties agree that the language of all parts of the Agreement shall be in all cases construed as a whole, according to its fair meaning, and not strictly for or against the drafter.  This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same Agreement.

Date:	July 1, 2004	/s/ Omer E. Waddles
Omer E. Waddles

Date:	June 29, 2004	ITT Educational Services, Inc.

		By:	/s/ Clark D. Elwood

		Title:	Senior Vice President, General Counsel and Secretary